CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216056 on Form S-8 of our report dated March 27, 2017, relating to the financial statements and financial statement schedules of LSF9 Cypress Holdings, LLC and subsidiaries, appearing in this Annual Report on Form 10-K of Foundation Building Materials, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

March 27, 2017